                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): March 31, 1999




                          NEXTLINK COMMUNICATIONS, INC.
               (Exact name of registrant as specified in charter)


Delaware                             000-22939                   91-1738221
(State or other                   (Commission File             (IRS Employer
jurisdiction of                        Number)               Identification No.)
incorporation)



500 108th Avenue NE, Suite 2200, Bellevue, Washington                      98004
(Address of principal executive offices)                              (Zip Code)



Registrant's telephone number, including area code:  425-519-8900



                                 Not Applicable
          (Former name or former address, if changed from last report)

Item 5.  Other Events.

         On March 31, 1999, NEXTLINK entered into a definitive agreement with a subsidiary of Nextel Communications to acquire the 50% interest in NEXTBAND Communications. that NEXTLINK doesn't already own. NEXTBAND holds 42 local multipoint distribution service (LMDS) licenses, covering areas where 105 million people live or work. As previously reported, NEXTLINK has also agreed to acquire WNP Communications, the largest holder of LMDS licenses.

         NEXTLINK will pay $137.7 million in the NEXTBAND transaction, consisting of at least $68,850,000 in cash, with the remainder payable at the NEXTLINK's election in cash or shares of its Class A Common Stock. If NEXTLINK issues shares for its own account as part of an underwritten offering of any shares it elects to issue in the WNP merger, the minimum cash consideration payable in the NEXTBAND transaction will increase by an amount equal to 25% of the net proceeds NEXTLINK receives in the offering. Nextel will have demand and piggy-back registration rights with respect to the shares it receives.

         The NEXTBAND transaction is subject to several conditions, most importantly (i) expiration or early termination of the Hart-Scott-Rodino Act waiting period and (ii) FCC final approval and (iii) completion of the offering of shares issued in the WNP merger, unless that offering is not completed by July 1, 1999 or NEXTLINK notifies Nextel that the offering isn not likely to be completed by that date.

         This summary is qualified in its entirety by the actual terms of the relevant agreements, copies of which are attached hereto as Exhibits 10.1 and
10.2 and incorporated by reference herein.

Item 7.  Financial Statements and Exhibits.

         (a) - (b)  None.

         (c)  Exhibits.

         10.1 NEXTBAND Interests Purchase Agreement, dated March 31, 1999, between Nextel Spectrum Acquisition Corp. and NEXTLINK Communications, Inc.

         10.2 Registration Rights Agreement, dated March 31, 1999, between Nextel Spectrum Acquisition Corp. and NEXTLINK Communications, Inc.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                        NEXTLINK COMMUNICATIONS, INC.



                                        By: /s/ R. Bruce Easter, Jr.
                                            ----------------------------
                                            Name:  R. Bruce Easter, Jr.
                                            Title:  Vice President


April 1, 1999